Exhibit 99.1

Contacts:	Investors Anna Marie Dunlap SVP Investor & Corporate Communications Corinthian Colleges, Inc. 714-424-2678 Media Rosemary Moothart Pondel Wilkinson, Inc. 310-279-5980
CORINTHIAN COLLEGES REPORTS
FOURTH QUARTER AND FISCAL YEAR 2005
Santa Ana, CA, September 1, 2005 – Corinthian Colleges, Inc. (NASDAQ:COCO) reported financial results today for the fourth quarter and year ended June 30, 2005.
“In fiscal 2005 Corinthian began making the transition from a rapidly-growing entrepreneurial organization to a large company with the infrastructure and systems required for sustainable growth,” said Jack D. Massimino, Corinthian’s chief executive officer. “During the year we made several key management changes, focused critical company assets on Sarbanes-Oxley compliance, and launched marketing and other initiatives to position the company for long-term success.”
“As previously announced, new student starts declined in the fourth quarter compared with the same quarter last year, resulting in lower revenue and operating margins,” Massimino said. “The decline was primarily the result of high turnover among admissions representatives and inefficient Internet lead processing. We are taking action to address these issues, by improving the way we hire, manage and train admissions representatives and by implementing new technologies and procedures to improve lead processing and conversion rates.”
“We began implementing most of these initiatives in the latter part of fiscal 2005, and believe it will take several quarters to complete implementation and see the benefit of our efforts,” Massimino said.
Comparing the fourth quarter of fiscal 2005 with the same quarter of the prior year: (Note: Financial results for the fourth quarter of fiscal 2005 reflect a charge of $18.2 million for asset impairment, facility closing and severance expenses; comparisons also include the impact of a previously announced change in revenue recognition policy – see “Financial Review” section below):
•	Net revenue increased 10.6% to $239.3 million from $216.4 million.

•	Same school revenue increased 6.9%. “Same school” revenue is derived from colleges, new branches and acquisitions that have been part of the Company’s operation for at least four full quarters.
•	Core revenue grew 9.8%. “Core revenue” excludes revenue from acquired colleges that have been part of the Company’s operation for less than four full quarters.
•	Operating loss was $0.3 million compared with operating income of $29.3 million. Excluding the charge, operating income was $17.9 million in Q4 05.

•	Net income was $1.8 million compared with $18.7 million. Excluding the charge, net income was $13.1 in Q4 05.

•	Fully diluted earnings per share were $0.02 versus $0.20. Excluding the charge and the change in revenue recognition policy, earnings per share were $0.13 in Q4 05.

•	Total student population rose by 2.0%, to 66,114 from 64,810.
•	Same school population grew by 0.3%, to 63,827.
•	Total student starts declined by 1,090, to 20,168.
•	Same school student starts were 19,082.
Comparing fiscal 2005 with fiscal 2004 (including the $18.2 million charge and change in revenue recognition policy):
•	Total revenue increased 21.1% to $963.6 million from $795.6 million.

•	Operating income was $94.2 million compared with $126.6 million. Excluding the charge, operating income was $112.3 million in fiscal 2005.

•	Net income was $58.4 million versus $75.7 million. Excluding the charge, fiscal 2005 net income was $69.8 million.

•	Fully diluted earnings per share were $0.63 versus $0.81. Excluding the charge, fiscal 2005 fully diluted earnings per share were $0.75.

Financial Review
Change in revenue recognition policy – As reported on August 22, 2005, we have changed the method we use to recognize revenue for certain diploma programs. This change necessitated a restatement of revenue for fiscal years 2001 through the first three quarters of fiscal 2005. Our Form 10-K for fiscal 2005 will reflect the restated financial statements for the applicable time periods. The percent-of-revenue data presented below includes the effect of the restatement.
Impairment, facility closing, and severance charges – In the fourth quarter of fiscal 2005, we incurred an $18.2 million charge for asset impairment, facility closing and severance expenses. Of the total, $16.2 million related to asset impairment of our PeopleSoft Student Administration software, $1.6 million related to facility closing costs, and $0.4 million related to severance expenses associated with organizational restructuring.
Educational services expense was 60.4% of revenue in Q4 05 versus 55.6% in Q4 04. The increase was mainly the result of increases in compensation, depreciation and amortization, facility costs and bad debt expense. Educational services expense was 53.1% of revenue in Q3 05. Bad debt was 4.6% of revenue in Q4 05 versus 4.2% in Q4 04 and 4.8% in Q3 05.
Marketing and admissions expense in the fourth quarter was down slightly, to 22.5% of revenue in Q4 05 from 22.8% in Q4 04. The decline primarily reflects lower wage expenses for admissions staff. Marketing and admissions expense was 24.2% of revenue in Q3 05.
General and administrative (G&A) expense was 9.7% of revenue in Q4 05 versus 6.6% in Q4 04. The increase was primarily the result of increases in compensation, accounting expenses associated with implementation of Sarbanes-Oxley requirements, legal expenses and depreciation and amortization expenses. G&A expense was 8.4% of revenue in Q3 05.
Operating margin – As a result of the factors outlined above, our operating margin was a loss in Q4 05 versus 13.5% in Q4 04 and 14.3% in Q3 05. Excluding the charge, our operating margin was 7.5% in Q4 05.
Balance sheet – Our balance sheet remains strong, with $99.2 million in cash, restricted cash and marketable securities at June 30, 2005. Cash flow from operations was $127.9 million in fiscal 2005 versus $129.1 million in fiscal 2004.
Capital expenditures were $76.6 million in fiscal 2005 compared with $79.8 million in fiscal 2004.

Guidance
The following statement is based upon current expectations; actual results may differ materially. We expect diluted earnings per share for the first quarter of fiscal 2006, ending September 30, 2005, to be approximately $0.08 — $0.10, which includes a reduction of approximately $0.01 associated with the change in revenue recognition policy. For fiscal 2006, we expect diluted earnings per share to be approximately $0.60 — $0.66, which includes a reduction of approximately $0.07 associated with the change in revenue recognition policy. Guidance for both periods excludes equity-based compensation expenses. The Company will provide more detailed guidance during its conference call today (details below).
Conference Call Today
We will host a conference call at 12:00 p.m. Eastern Time (9:00 a.m. Pacific Time) today, for the purpose of discussing fourth quarter results. The call will be open to all interested investors through a live audio webcast at www.cci.edu (Investor Relations/Conference Calls) and www.fulldisclosure.com. The call will be archived on www.cci.edu after the call. A telephonic playback of the conference call also will be available through 5:00 p.m. ET, Thursday, September 8. To access the replay, dial (888) 286-8010 (domestic) or (617) 801-6888 (international) and passcode 36189025.
About Corinthian Colleges, Inc.
Corinthian Colleges, Inc. is one of the largest post-secondary education companies in North America, operating 94 colleges in 24 states in the U.S. and 35 colleges and 14 corporate training centers in seven provinces in Canada. The Company’s mission is to help students prepare for careers that are in demand or to advance in their chosen career. Corinthian offers diploma programs and master’s, bachelor’s and associate’s degrees in a variety of fields, concentrating on careers in health care, business, criminal justice, transportation maintenance, trades and technology.
Certain statements in this press release may be deemed to be forward-looking statements under the Private Securities Litigation Reform Act of 1995. The Company intends that all such statements be subject to the “safe-harbor” provisions of that Act. Such statements include, but are not limited to, the company’s statements regarding (i) the steps it is taking to address the decline in new student start growth; (ii) its plans to improve the performance of its turnaround schools; and (iii) its expectations regarding diluted earnings per share in Q1 06 and fiscal 2006. Many important factors may cause the Company’s actual results to differ materially from those discussed in any such forward-looking statements, including increased competition, changes in demand for curricula offered by the company, changes in student perception, potential higher average costs to offer new curricula, the company’s effectiveness in its regulatory compliance efforts, variability in the expense and effectiveness of the company’s advertising and promotional efforts, and the other risks and uncertainties described in the Company’s filings with the U.S. Securities and Exchange Commission. The historical results achieved by the Company are not necessarily indicative of its future prospects. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
###

Corinthian Colleges, Inc.
(In thousands, except per share data)
Consolidated Statements of Operations

	For the three months		For the twelve months
	ended June 30,		ended June 30,
	2005	2004	2005	2004
		Restated		Restated
Net revenues	$239,326	$216,432	$963,565	$795,636
Operating expenses:
Educational services	144,458	120,418	535,450	419,280
General and administrative	23,186	14,198	87,338	65,136
Marketing and admissions	53,829	49,345	228,437	178,213
Impairment, facility closing, and severance charges	18,165	3,210	18,165	6,364

Total operating expenses	239,638	187,171	869,390	668,993

Income (loss) from operations	(312)	29,261	94,175	126,643
Interest (income)	(1,118)	(357)	(3,439)	(1,362)
Interest expense	1,017	983	4,209	3,204
Other expense	218	346	160	160

Income (loss) before provision for income taxes	(429)	28,289	93,245	124,641
Provision (benefit) for income taxes	(2,180)	9,556	34,822	48,945

Net income	$1,751	$18,733	$58,423	$75,696

Income per common share:
Basic	$0.02	$0.21	$0.64	$0.85
Diluted	$0.02	$0.20	$0.63	$0.81
Weighted average number of common shares outstanding:
Basic	91,008	90,237	90,678	89,209
Diluted	92,934	94,247	92,760	94,014

Selected Consolidated Balance Sheet Data (unaudited)		Restated
	June 30,	June 30,
	2005	2004
Cash, restricted cash, and marketable securities	$99,238	$46,709
Receivables, net (including long term notes receivable)	58,324	53,608
Current assets	229,966	157,311
Total assets	674,572	561,462
Current liabilities	135,536	112,511
Long-term debt and capital leases (including current portion)	66,791	59,532
Total liabilities	263,747	220,359
Total stockholders’ equity	410,825	341,103